Exhibit 10.1

**CONFIDENTIAL **

March 16, 2026

Piyush Phadke

[Intentionally Omitted]

RE: SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is entered into between Piyush Phadke (“Executive”) and reAlpha Tech Corp. its past and present owners, officers, directors, shareholders, employees, agents, representatives, parent companies, subsidiaries, affiliates, successors, predecessors and assigns (collectively referred to as “Employer” or “Company”).

WHEREAS, Executive has been employed by Employer;

WHEREAS, Executive and Employer wish to enter into this Agreement regarding this employment relationship, the terms of Executive’s separation from employment, and all other terms, conditions and circumstances of employment and separation from employment.

NOW, THEREFORE, in consideration of the mutual covenants made by Executive and Employer and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by the parties, it is agreed that:

1.	Executive’s last day of work for Employer is February 25, 2026 (hereafter referred to as “Separation Date”). Executive acknowledges that the Executive has been paid all wages, bonuses, expenses and benefits due to the Executive as of Separation Date.

2.	Subject to the terms of this Agreement and as consideration for Executive’s promises, Employer hereby agrees to provide you with (i) an amount representing two (2) months of your current salary as severance payments (referred to herein as the “Severance Payments”). Such amount, which shall be paid out of the payroll and subject to applicable payroll deductions, will be paid in with the Company’s current payroll cycle and (ii) accelerate the vesting of 82,539 restricted stock units (the “RSUs”) granted to Executive on April 30, 2025 pursuant to the Company’s 2022 Equity Incentive Plan (as amended and as may be further amended from time to time, the “2022 Plan”), and the Restricted Stock Unit Award Agreement, dated April 30, 2025 (the “Award Agreement”). Pursuant to the terms of the Award Agreement, the RSUs were scheduled to vest on April 30, 2026. The Award Agreement is hereby amended solely to the extent necessary to give effect to the acceleration provided herein, and all other terms and conditions of the Award Agreement and the 2022 Plan shall remain in full force and effect. Subject to Sections 8, 11 and 12 below, the Company shall settle the RSUs by issuing to Executive 82,539 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), registered under the Company's effective Registration Statement on Form S-8 (File No. 333-291057) filed with the Securities and Exchange Commission on October 24, 2025 (the “Registration Statement”).

The issuance of Shares in settlement of the RSUs shall be made within sixty (60) calendar days following the date on which Executive’s release of claims contained herein becomes effective and irrevocable (the “Release Effective Date”), which shall be the date on which the applicable revocation period set forth in Section 17 expires without revocation by Executive; provided that if such sixty (60) day period begins in one calendar year and ends in another, the issuance shall be made in the second calendar year; and provided further that in no event shall the issuance be made later than the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the Release Effective Date occurs. It is the intent of the parties that the settlement of the RSUs hereunder shall qualify for the short-term deferral exception under Treasury Regulation Section 1.409A-1(b)(4), and this Agreement shall be interpreted and administered consistent with such intent. For the avoidance of doubt, Executive shall have no right, directly or indirectly, to designate the calendar year in which settlement occurs.

Executive acknowledges that the accelerated vesting and settlement of the RSUs provided under this Agreement are conditioned upon, and would not occur but for, Executive’s timely execution and non-revocation of this Agreement, and that such accelerated vesting would not otherwise be provided in the absence of the mutual covenants herein.

a.	Tax Withholding. Executive acknowledges that the settlement of the RSUs constitutes ordinary compensation income to Executive in an amount equal to the Fair Market Value of the Shares on the issuance date, subject to applicable federal, state, and local income and employment tax withholding. The Company shall satisfy its withholding obligations by withholding from the Shares a number of shares with a Fair Market Value equal to the minimum statutory withholding amount required, unless Executive and the Company agree in writing to an alternative withholding method prior to the issuance date. For purposes of this Agreement, “Fair Market Value” means the closing price of the Company’s common stock on Nasdaq on the trading day immediately preceding the issuance date.

b.	Section 16 Reporting. To the extent Executive is or was subject to Section 16 of the Securities Exchange Act of 1934 (as amended, the “Securities Act”), Executive acknowledges that the settlement of the RSUs and the acquisition of the Shares constitutes a reportable transaction requiring the filing of a Form 4 with the Securities and Exchange Commission within two business days of the settlement date. The Company agrees to reasonably cooperate with Executive in connection with such filing. Executive acknowledges that the forfeiture or termination of any remaining unvested RSUs as of the Separation Date may also constitute a separately reportable transaction.

c.	No Further Equity Rights. Except as expressly provided in this Section 2, all RSU awards, stock options, and other equity or equity-based awards held by Executive that remain unvested as of the Separation Date shall be forfeited and cancelled as of the Separation Date without further consideration, and Executive shall have no further right, title, or interest in any equity or equity-based award of the Company.

d.	Clawback. Executive acknowledges and agrees that the Shares shall remain subject to the Company’s Clawback Policy adopted pursuant to SEC Rule 10D-1 and the applicable listing standards of Nasdaq, as such policy may be amended from time to time, to the same extent as if the RSUs had vested pursuant to their original terms.

e.	No Legend. Due to the fact that the Shares are registered on the Registration Statement, no restrictive legend shall be required on the book-entry records evidencing the Shares, except to the extent required by applicable law in respect of affiliate resale restrictions or as otherwise required by the Company’s transfer agent.

f.	Securities Laws Acknowledgments. (i) Executive acknowledges that, to the extent Executive is or was an “affiliate” of the Company within the meaning of Rule 144 under the Securities Act as of the Separation Date, Executive’s ability to resell the Shares may be subject to the volume, manner of sale, and other limitations of Rule 144 for a period of 90 days following the date on which Executive ceases to be an affiliate. Executive agrees not to sell, transfer, or otherwise dispose of the Shares in violation of applicable securities laws; and (ii) Executive acknowledges that any sale or transfer of the Shares remains subject to the Company’s Insider Trading Policy to the extent applicable following the Separation Date.

3.	Executive understands that this Agreement does not constitute an admission by the Company of any: (a) liability; (b) violation of any federal, state, or local law, regulation, order, or other requirement of law; (c) breach of contract, actual or implied; (d) commission of any tort; or (e) other civil wrong.

4.	Executive, on their own behalf and on behalf the Executive’s agents, successors, heirs and assigns, hereby waives the Executive’s rights to bring any action, cause of action or defense against Employer, its parent, subsidiary, related and affiliated companies, and their respective shareholders, directors, officers, employees, former employees, agents, professional employer organizations, successors and assigns (hereafter collectively referred to as “Released Parties,”) and hereby releases, acquits and forever discharges Released Parties of and from any and all losses, liabilities, claims, suits, demands, damages of any sort, including but not limited to compensatory, liquidated and punitive damages, wages, salary, bonuses, benefits, vacation pay, sick pay, holiday pay, commissions, back pay, front pay, attorneys’ fees, injuries, costs, and expenses growing out of, resulting from or connected in any way to Executive’s employment and separation from employment with Employer, and with regard to any matter or thing whatsoever, whether known or unknown, up to the date of this Agreement, but specifically excluding any of the obligations under this Agreement.

5.	Executive understands and agrees that the Executive is legally waiving and releasing any rights and claims that the Executive may have against any and all of the Released Parties under all laws and in equity, including the numerous laws and regulations governing employment (as those laws may be amended), including without limitation Title VII of the Civil Rights Act of 1964; the Lilly Ledbetter Fair Pay Act; the Genetic Information Discrimination Act of 2008; Section 1981 through 1988 of Title 42 of the United States Code; the Age Discrimination in Employment Act (including the Older Workers’ Benefit Protection Act); the Americans with Disabilities Act including the Americans with Disabilities Act amendments; the Family and Medical Leave Act; the Equal Pay Act; the Fair Labor Standards Act; the Immigration Reform and Control Act; the Employee Retirement Income Security Act; the National Labor Relations Act; The Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; the Uniformed Services Employment and Reemployment Rights Act; any assertion or enforcement of any ownership rights or “shop rights” related to any inventions; the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, or the New Jersey Family Leave Act; all laws which govern discrimination including race, color, sex, age, sexual harassment, workplace harassment, religion, physical or mental disability/handicap, genetic information, marital status, national origin, ancestry, and citizenship; all federal, state and local human rights and employment laws; all federal, state and local wage and hour laws; as well as all other statutes, and the laws of contract (express and implied), tort, fraud, public policy, and all other laws and causes of action. This release does not apply to any rights or claims that as a matter of law cannot be released, including but not limited to claims for unemployment insurance benefits and workers’ compensation claims.

6.	Executive agrees and understands that this Agreement, including its waiver and release provisions, waives all rights and claims under the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers’ Benefit Protection Act).

7.	Except as specifically set forth in this Agreement or as specifically authorized by statute, covenants and agrees not to file or bring any claim, suit, action, arbitration or administrative proceeding in any city, state or federal court, agency or arbitration tribunal with respect to any claim that has been released pursuant to this Agreement.

8.	Executive agrees that he will not file, initiate, or participate as a member, representative, or lead plaintiff in any class action, collective action, or other representative proceeding against Employer or any Released Party based on any claims released under this Agreement. Nothing in this provision prohibits from filing a charge with or participating in an investigation conducted by a governmental agency; however, waives the right to recover any personal monetary relief in connection with any such charge or proceeding, to the extent permitted by law.

9.	Executive represents and warrants that, as of the date of execution of this Agreement, he has not filed or caused to be filed any lawsuits, claims, complaints, or charges against Employer or any Released Party in any court or administrative agency. Executive further represents that he is not aware of any facts that would support the filing of such a claim, except for claims that cannot be waived by law.

10.	The Parties acknowledge that this Agreement does not limit either party’s right, where applicable to file a charge or participate in an investigative proceeding of any federal, state or local agency including but not limited to the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA), the Securities and Exchange Commission (SEC). To the extent permitted by law, the agrees that if such administrative claim is made, the shall not be entitled to any personal recovery, including, but not limited to, any individual monetary relief or other individual remedies, including, but not limited to, backpay, reinstatement, front pay, damages or attorneys’ fees with respect to any claim released by this Agreement.

11.	Executive agrees that he will not make any false, defamatory, or maliciously untrue statements regarding the Employer or any of the Released Parties. The employer agrees that its executive officers will not make any false or defamatory statements regarding the executive. Nothing herein prohibits either party from providing truthful information as required by law, court order, or governmental inquiry.

12.	Executive agrees that the will not use for themself or disclose or cause to be disclosed to any other person or business, any information or documents relating to the operations of Employer, including any trade secret, data, knowledge, customer information, or other proprietary or confidential information about Employer. will refrain from taking any actions or making statements, written or oral, that are maliciously untrue with respect to the goodwill or reputation of Employer or Employer's, agents, owners and/or officers.

13.	The Parties agree that this Agreement does not release claims that may arise after the date of this Agreement, including under the Age Discrimination in Employment Act of 1967, as amended.

14.	Executive agrees to keep the terms of this entire Agreement confidential and will not disclose any information regarding this Agreement to anyone, except Executive’s spouse, registered domestic partner, attorney or tax advisor, or as required by any appropriate taxing or other legal authority or court of competent jurisdiction. By entering into this Agreement, agrees that, except as otherwise required by law, will not, directly or indirectly, participate, cooperate, or assist any person(s) with respect to any claim(s) such person(s) may have or assert against Employer unless required to do so by law. If elects to discuss this confidential information with Executive’s spouse, registered domestic partner, attorney or tax advisor, Executive shall advise such persons that such disclosure is to be treated and maintained as confidential. Any proven violation of this confidentiality provision by such persons shall be considered a breach of this Agreement by Executive.

15.	Executive acknowledges that the severance benefits provided under this Agreement are contingent upon Executive’s compliance with all terms of this Agreement. In the event Executive materially breaches any provision of this Agreement, including but not limited to the release of claims, confidentiality, non-disparagement, or cooperation provisions, Employer shall be entitled to seek restitution, repayment, and/or set-off of all or a portion of the severance benefits paid under this Agreement, in addition to any other legal or equitable remedies available. Employer’s pursuit of such remedies shall not limit its right to seek injunctive or other equitable relief.

16.	Waiver of ADEA Claims and Consideration Period

Executive hereby acknowledges that (i) this Agreement is written in a manner calculated to be understood by Executive; (ii) this Agreement represents Executive’s knowing and voluntarily waiver and release of any rights or claims they may have under the Age Discrimination in Employment Act of 1967; (iii) Executive has been advised to consult with an attorney before signing this Separation Agreement; (iv) Executive has had at least twenty-one (21) days to consider this Agreement before signing it.  If Executive signed this Agreement sooner than twenty-one (21) days from the date that the Agreement was offered to Executive, then Executive’s choice not to wait for the full 21-day period to expire was made knowingly and voluntarily and was in no way induced by Employer by means of intimidation, fraud, duress, or any other threat to withdraw the terms offered under this Agreement. If Executive has not returned a signed copy of the Agreement as of the end of the twenty-one (21) day review period, then Employer will assume that Executive has elected not to sign the Agreement; (v) Executive has been provided with seven (7) days in which to revoke their signature on the Agreement, as set forth in Paragraph 13 below; (vi) this waiver and release does not apply to any rights that may arise under the ADEA after the effective date of this Agreement; and (vii) the consideration given for this waiver and release was given by Employer in addition to any wages, benefits, bonuses, or other things of value to which Executive would otherwise have been entitled.

17.	Revocation Period

a)	Executive has seven (7) days from the date they sign this Agreement during which they may revoke the Agreement. The Parties acknowledge that under no circumstances shall the Executive have less than seven (7) days to revoke the Agreement. To revoke the Agreement, Executive must provide written notice, to be received within this seven (7) day period, to:

c/o reAlpha Tech Corp.

6515 Longshore Loop #100

Dublin, OH 43017

[Intentionally Omitted]

b)	If Executive revokes this Agreement within seven (7) days of execution of the Agreement, then it shall not be effective or enforceable, Executive shall not be entitled to receive the Severance Amount provided for under this Separation Agreement, and the Separation Date shall be unaltered.

18.	This Agreement shall be deemed and construed to have been jointly prepared by each of the parties. Uncertainties or ambiguities, if any, existing in this Agreement shall not be interpreted against the other party.

19.	Executive understands and agrees that nothing in this Separation Agreement limits the Executive’s right to bring an action to enforce the terms of this Separation Agreement, and that the Release contained in this Agreement does not include a waiver of any claims which cannot be waived by law. Executive understands and agrees that this Separation Agreement does not limit the Executive’s right to bring an action to challenge the terms of this Separation Agreement or contest the validity of the Release contained in this Separation Agreement under the ADEA or the OWBPA if applicable.

20.	Executive acknowledges that in the course of their employment with Employer, the Executive gained and/or became privy to knowledge of certain proprietary and confidential trade secret information of the Employer, including, without limitation, the Employer’s business plan, customer and/or prospect lists, customer and/or prospect identities, the business needs and activity of Employer’s customers, computer programs, formulas, algorithms, databases, and technology and/or software that Employer uses or plan to use (collectively, “Confidential Information”). As further consideration for Employer entering into this Agreement, Executive acknowledges and agrees that the Confidential Information is material and important and significantly affects the success of Employer’s business, and further agrees that the Executive will not disclose any Confidential Information or use for their benefit or the benefit of a third party, or use to Employer’s detriment, any Confidential Information unless otherwise mandated by law. Executive further acknowledges and agrees that the breach of this paragraph will cause Employer to suffer irreparable harm and damage to its business, and that Employer shall be entitled to equitable relief to prevent such a breach unless otherwise mandated by law. However, the Executive agrees that the Employer's exercise of its rights under this paragraph shall not preclude it from seeking any monetary relief unless otherwise mandated by law. Nothing in this paragraph shall preclude the Executive from sharing information protected under the National Labor Relations Act.

21.	Executive waives all rights to reinstatement or any future employment rights with Employer and will not seek employment with Employer, its parents, subsidiaries or affiliated companies at any time unless otherwise mandated by applicable state law.

22.	Executive affirms that as of the Executive’s last day of employment, the Executive has returned all Company property in the Executive’s possession, custody or control. Employer property includes the original and all copies, including electronic copies, of confidential information, as defined above, and any other information and documentation pertaining to the employer's business.

23.	This Agreement shall be binding on and inure to the benefit of the respective successors and assigns of Employer and Executive and, as applicable, the heirs, agents and representatives of the parties.

24.	Executive agrees to cooperate with Employer in connection with any legal matters, if so requested by the Company, including agreeing to make themself available at the Employer's request to assist with matters requiring the provision of information and/or testimony.

25.	This document contains the entire and only agreement between Executive and Employer regarding the subject matter of this Agreement. Any oral or written statements regarding the subject matter of this Agreement that are not contained in this Agreement are waived and abandoned.

26.	Employer will respond to external reference inquiries regarding Executive by confirming only Executive’s dates of employment and last position held, unless otherwise required by law.

27.	This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

28.	The parties understand, acknowledge, and agree that this is a voluntary agreement, and that the furnishing of consideration for this Agreement shall not be deemed or construed at any time, or for any purpose, as an admission by either party, with each party expressly denying liability for any and all claims.

29.	If any portion, clause or provision of this Agreement is found to be illegal or unenforceable, the remainder will not be affected by such ruling and shall remain in force. The intent of this Agreement is to provide the broadest possible release of claims in favor of the Employer.

30.	Executive acknowledges and agrees that the Executive has obtained no tax advice from Employer and that neither Employer nor its Executives, officers, directors, agents, representatives, professional employer organizations, or attorneys, have made any representation as to the tax consequences of the Severance Amount. Executive agrees that the Executive is solely responsible for the payment of all taxes and other related contributions, if any, due as a result of the Severance Amount paid, except for those already paid as indicated in this Agreement, and that the Executive agrees to defend (including payment of all related attorney’s fees and costs), indemnify, and hold harmless Released Parties against any and all claims which may be asserted by any taxing or other governmental authority against one or all of them for taxes, withholding taxes, employer contributions, penalties, interest, and any other assessment that may be asserted or levied by any tax or other governmental authority arising from, or related to, Employer’s payment of the Severance Amount.

31.	This Agreement shall be governed by the laws of the State of New Jersey without giving effect to principles of conflict of laws. All suits and special proceedings arising out of this Agreement shall be brought in the courts in and for the state of New Jersey or in the U.S. District Court for the appropriate federal Districts for New Jersey.

32.	In the event a breach of the Agreement is proven, the non-breaching party may recover, in addition to damages, the reasonable costs and fees, including attorney's fees, incurred in establishing the breach and securing judicial relief. In the event that the provisions of this Agreement are breached, the non-breaching party may recover damages for the breach without waiving the right to insist on the breaching party's continued fulfillment of all other obligations under this Agreement.

33.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties further agree that facsimile and/or scanned signatures shall be deemed to be as effective and binding as original signatures hereto for all purposes.

By signing below, you agree to be legally bound by the terms of this Separation Agreement and acknowledge that you have carefully read and completely understand the terms of this Separation Agreement and are signing it knowingly, voluntarily, and without duress, coercion, or undue influence.

IN WITNESS WHEREOF, the parties below have executed this Separation Agreement and General Release.

Executive:	For Employer:

By:	/s/ Piyush Phadke	By:	/s/ Michael J. Logozzo
Print Name:	Piyush Phadke	Title:	Michael J. Logozzo
Date:	March 16, 2026	Date:	March 17, 2026